10.9


     AMENDMENT OF THE SALARY DEFERRAL PLAN FOR SELECTED
      EMPLOYEES OF ALLIEDSIGNAL INC. AND ITS AFFILIATES
      (CAREER BAND 6 AND ABOVE OR EMPLOYEES WHO OCCUPY
                POSITIONS EQUIVALENT THERETO)

                         WITNESSETH
                         ----------

WHEREAS, AlliedSignal Inc. (the "Corporation") maintains the Salary Deferral Plan for Selected Employees of AlliedSignal Inc. and its Affiliates (Career Band 6 and Above or
Employees Who Occupy Positions Equivalent Thereto) (the "Plan"), a nonqualified deferred compensation plan for a select group of highly compensated employees; and

WHEREAS, the Corporation is desirous of amending the Plan in certain particulars; and

WHEREAS,  Section  11(d)  of  the  Plan  reserves   to   the
Corporation the right to amend the Plan at any time;

NOW,  THEREFORE,  the  Plan  is  hereby  amended,  effective
January 1, 1999, as follows:

1. Section 5 is amended by adding the following paragraph thereto:

          The rate established by the Committee for calculating Interest Equivalents on such Deferral Amounts shall be set forth on Schedule A attached hereto and made a part hereof. Any portion of such rate designated as "Vested Rate" on such Schedule A shall be nonforfeitable at all times. Any portion of such rate designated as "Contingent Rate" on such Schedule A shall become nonforfeitable only if the Participant is still employed by the Corporation or an affiliate on the third January 1 following the calendar year to which the applicable Deferral Amounts relate; provided, however, that in the event a Participant terminates employment with the Corporation or an affiliate as a result of early or normal retirement (as defined in the qualified pension plan in which the Participant participates), death or disability
     (determined   in   the  same  manner   as   under   the
     AlliedSignal Voluntary Employees Beneficiary Association Long-Term Disability Income Plan), no portion of such rate shall be treated as "Contingent", even if such retirement, death or disability occurs prior to the third January 1 following the calendar year to which the applicable Deferral Amounts relate. The rate established by the Committee and set forth on Schedule A shall remain in effect until superceded by action of the Committee and amendment of such Schedule A.

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2.   Section  7 is amended by adding the following paragraph
     thereto:

          Notwithstanding the foregoing, in the event a Participant's employment with the Corporation or an affiliate is terminated either voluntarily or for "gross cause" (as defined in the AlliedSignal Inc. Severance Plan for Senior Executives), the nonforfeitable portion of such Participant's Account shall be distributed in a lump sum as soon as practicable after such termination of employment.

3. The Plan is amended by adding the attached Schedule A thereto.


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                         SCHEDULE A
                    Interest Equivalents

Calendar  Year        Vested  Rate     Contingent Rate   Total Rate
1999                    8%                   3%            11%